                                                                    EXHIBIT 12.1


                                CSX Corporation
                      Ratio of Earnings to Fixed Charges
                             (Dollars in millions)


                                                          For the Six
                                                          Months Ended                  For the Fiscal Years Ended
                                                      --------------------  -------------------------------------------------

                                                      June 27,   June 28,   Dec. 27,   Dec. 29,  Dec. 30,  Dec. 31,  Dec. 31,
                                                        1997       1996       1996       1995      1994      1993      1992
                                                        ----       ----       ----       ----      ----      ----      ----

Earnings
     Earnings (loss) before income taxes                 $ 573      $ 584     $1,316     $  974    $1,006    $  633      $ (7)
     Interest expense                                      195        131        249        270       281       298       276
     Amortization of debt discount                         ---        ---          2          2         3         1         1
     Interest portion of fixed rent                         94         94        189        184       206       206       216
     Undistributed earnings (loss) of affiliates
        accounted for using the equity method              (12)        (2)        (6)         3        10         7        (2)
     Minority interest                                      20         18         42         32        21        14        15
                                                         -----      -----     ------     ------    ------    ------      ----

Earnings, as Adjusted                                    $ 870      $ 825     $1,792     $1,465    $1,527    $1,159      $499
                                                         =====      =====     ======     ======    ======    ======      ====


Fixed Charges
     Interest expense                                    $ 195      $ 131     $  249     $  270    $  281    $  298      $276
     Capitalized interest expense                            1          2          5          6         9         6         6
     Amortization of debt discount                         ---        ---          2          2         3         1         1
     Interest portion of fixed rent                         94         94        189        184       206       206       216
                                                         -----      -----     ------     ------    ------    ------      ----

Fixed Charges                                            $ 290      $ 227     $  445     $  462    $  499    $  511      $499
                                                         =====      =====     ======     ======    ======    ======      ====

Ratio of Earnings to Fixed Charges                        3.0x       3.6x       4.0x       3.2x      3.1x      2.3x      1.0x
                                                         =====      =====     ======     ======    ======    ======      ====